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EXHIBIT 10.60
TOWER INSURANCE COMPANY OF NEW YORK
TOWER NATIONAL INSURANCE COMPANY
PRESERVER INSURANCE COMPANY
MOUNTAIN VALLEY INDEMNITY COMPANY
NORTH EAST INSURANCE COMPANY
PROPERTY CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT
EFFECTIVE JULY 1, 2007

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ATTACHMENTS:
INSOLVENCY FUNDS EXCLUSION
NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE — REINSURANCE (BRMA 35B)
POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE
TERRORISM EXCLUSION NMA 2930C
FUNGI COVERAGE LIMITATION — NMA 2955
POLLUTION EXCLUSION CLAUSE
EXHIBIT “A” — FIRST PROPERTY CATASTROPHE EXCESS OF LOSS
EXHIBIT “B” — SECOND PROPERTY CATASTROPHE EXCESS OF LOSS
EXHIBIT “C” — THIRD PROPERTY CATASTROPHE EXCESS OF LOSS

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PROPERTY CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT
EFFECTIVE JULY 1, 2007
TOWER INSURANCE COMPANY OF NEW YORK
TOWER NATIONAL INSURANCE COMPANY
PRESERVER INSURANCE COMPANY
MOUNTAIN VALLEY INDEMNITY COMPANY
NORTH EAST INSURANCE COMPANY
(Hereinafter referred to individually or collectively as the “Company”)
This Contract is comprised of Articles through and the Exhibits listed below. The terms of the Articles and Exhibits shall determine the rights and obligations of the parties hereto. The terms of all Articles shall apply to each and every Exhibit unless specifically amended therein.
EXHIBIT A — FIRST PROPERTY CATASTROPHE EXCESS OF LOSS
EXHIBIT B — SECOND PROPERTY CATASTROPHE EXCESS OF LOSS
EXHIBIT C — THIRD PROPERTY CATASTROPHE EXCESS OF LOSS
ARTICLE 1
BUSINESS COVERED
A. This Contract applies to all Policies, except as hereinafter excluded, written and classified by the Company as Fire, Allied Lines, Homeowners Multiple Peril (Section I), Commercial Multiple Peril (Section I), Inland Marine, Automobile Physical Damage and all property business assumed by Tower Risk Management issuing carriers, inforce at and written with a Policy period (new and renewal) effective during the term of this Contract.
B. The term “Policies”, whenever used herein, shall mean all binders, policies, contracts, certificates and other obligations of insurance or reinsurance.
C. The reinsurance of all Business Covered hereunder shall be subject in all respects to the same risks, terms, clauses, conditions, interpretations, alterations, modifications, cancellations and waivers as the respective insurances (or reinsurances) of the Company’s Policies and the Reinsurer shall pay losses as may be paid thereon, subject always to the limits, terms and conditions of this Contract.

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ARTICLE 2
COMMENCEMENT AND TERMINATION
     This Contract shall incept at 12:01 a.m., Eastern Standard Time, July 1, 2007, with respect to Net Losses arising out of Loss Occurrences commencing on or after that date on Business Covered hereunder and shall remain in force until 12:01 a.m., Eastern Standard Time, July 1, 2008. Should this Contract terminate while a Loss Occurrence is in progress, the entire loss arising out of the Loss Occurrence shall be subject to this Contract.
ARTICLE 3
REINSURANCE COVERAGE
Part One – LIMIT OF COVERAGE
     See Exhibits A, B, and C attached to and forming part of this Contract.
Part Two – DEFINITION OF NET LOSS
A. The term “Net Loss” shall mean the actual loss sustained by the Company under Business Covered hereunder including (i) sums paid in settlement of claims and suits and in satisfaction of judgments, (ii) prejudgment interest when added to a judgment, (iii) any interest on judgments other than prejudgment interest when added to a judgment and (iv) all Loss Adjustment Expenses incurred by the Company.
B. “Loss Adjustment Expenses” shall mean: (i) expenses sustained in connection with adjustment, defense, settlement and litigation of claims and suits, satisfaction of judgments, resistance to or negotiations concerning a loss (which shall include the expenses and the pro rata share of the salaries of the Company’s field employees according to the time occupied in adjusting such loss and the expenses of the Company’s employees while diverted from their normal duties to the service of field adjustment but shall not include any salaries of officers or normal overhead expenses of the Company), (ii) legal expenses and costs incurred in connection with coverage questions regarding specific claims and legal actions, including Declaratory Judgment Expenses, connected thereto, (iii) all interest on judgments other than prejudgment interest except when included in Net Loss, and (iv) expenses sustained to obtain recoveries, salvages or other reimbursements, or to secure the reverse or reduction of a verdict or judgment. “Declaratory Judgment Expense” as used in this Contract shall mean all expenses incurred by the Company in connection with declaratory judgment actions brought to determine the Company’s defense and/or indemnification obligations that are allocable to specific Policies and claims subject to this Contract. Declaratory Judgment Expense will be deemed to have been incurred by the Company on the date of the actual or alleged loss giving rise to the declaratory judgment action.

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C. All salvages, recoveries, payments and reversals or reductions of verdicts or judgments (net of the cost of obtaining such salvage, recovery, payment or reversal or reduction of a verdict, award or judgment) whether recovered, received or obtained prior or subsequent to loss settlement under this Contract, including amounts recoverable under other reinsurance whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the Net Loss. Nothing in this Article shall be construed to mean losses are not recoverable until the final Net Loss to the Company finally has been ascertained.
D. The Reinsurers shall be subrogated, as respects any loss for which the Reinsurers shall actually pay or become obligated, but only to the extent of the amount of payment by or the amount of liability to the Reinsurers, to all the rights of the Company against any person or other entity who may be legally responsible for damages as a result of said loss. The Company shall enforce such rights but in the event that the Company elects or neglects to do so, the Reinsurers are hereby authorized and empowered to bring any appropriate action in the name of the Company or its policyholders, or otherwise to enforce such rights. The Reinsurers shall promptly remit to the Company the amount of any recovery obtained net of expenses sustained in such an action in excess of the amount of payment by, or the amount of liability to, the Reinsurers hereunder.
ARTICLE 4
EXCLUSIONS
A. This Contract shall not cover, as respects all classes of business reinsured hereunder:
1. Insolvency and Financial Guarantee
2. War risks as excluded by War Risk Exclusion Clause appearing in original policies.
3. Reinsurance Assumed, other than as expressed in the Business Covered Article.
4. All Casualty, Fidelity and Surety coverage
5. Aviation Insurance
6. Ocean Marine Insurance
7. Earthquake Insurance
8. Transmission & Distribution Lines
9. Extra Contractual Obligations, that is, any liability for damages, arising out of Policies reinsured by this Contract paid or payable by the Company as a result of a claim against it by its insured, which claim alleges negligence or bad faith in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of a lawsuit against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such a lawsuit.

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10. Loss in Excess of Policy Limits, that is any amount of loss, together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement by the Company in excess of its Policy Limits, but otherwise within the coverage terms of the Policy, arising from an allegation or claim of its insured, its insured’s assignee, or other third party, which alleges negligence, gross negligence, bad faith or other tortious conduct on the part of the Company in the handling of a claim under a Policy or bond, in rejecting a settlement within the Policy Limits, in discharging a duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.
11. Punitive Damages, that is, those damages awarded as a penalty, the amount of which is not governed, nor fixed by statute.
12. ECO/XPL in connection with the Agent’s handling of the Business Covered and any claims arising from the Business Covered.
13. Ex-gratia settlements, that is, all settlements of losses not covered under the express terms of the Policies.
14. Flood insurance when written on a stand-alone basis.
B. The following Exclusion Clauses are attached hereto and form part of this Contract:
1. Pools, Associations and Syndicates
2. Insolvency Fund Exclusion Clause
3. Nuclear Incident Exclusion Clause – Physical Damage – Reinsurance U.S.
4. Terrorism Exclusion, NMA2930c
5. Fungi Coverage Limitation NMA 2955
6. Pollution Exclusion Clause
ARTICLE 5
REINSURANCE PREMIUM
     See Exhibits A, B, and C attached to and forming part of this Contract.
ARTICLE 6
DEFINITION OF LOSS OCCURRENCE
A. The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual losses sustained by the Company

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occurring during any period of one hundred sixty-eight (168) consecutive hours arising out of and directly occasioned by the same event except that the term Loss Occurrence shall be further defined as follows:
1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of seventy-two (72) consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.
2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of seventy-two (72) consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of seventy-two (72) consecutive hours may be extended in respect of individual losses which occur beyond such seventy-two (72) consecutive hours during the continuous occupation of an insured’s premises by strikers, provided such occupation commenced during the aforesaid period.
3. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of one hundred sixty-eight (168) consecutive hours may be included in the Company’s Loss Occurrence.
4. As regards “Freeze”, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s Loss Occurrence.
5. As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs 2 and 3 above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Company which commence during any period of one hundred sixty-eight (168) consecutive hours within a one hundred-fifty (150) mile radius of any fixed point selected by the Company where a claim has actually been made may be included in the Company’s “Loss Occurrence.” However, an individual loss subject to this subparagraph cannot be included in more than one Loss Occurrence.
B. Except for those Loss Occurrences referred to in subparagraph 2 of Paragraph A of this Article, the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the

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date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of one hundred sixty-eight (168) consecutive hours shall apply with respect to one event, except for any Loss Occurrence referred to in subparagraph 1 above where only one such period of seventy-two (72) consecutive hours shall apply with respect to one event.
C. However, as respects those Loss Occurrences referred to in subparagraph 2 of this Article, if the disaster, accident or loss occasioned by the event is of greater duration than seventy-two (72) consecutive hours, then the Company may divide that disaster, accident or loss into two or more Loss Occurrences provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.
D. No individual losses occasioned by an event that would be covered by seventy-two (72) hours clauses may be included in any Loss Occurrence claimed under the one hundred sixty-eight (168) hours provision.
E. Losses arising, directly or indirectly, out of:
(i)	loss of, alteration of, or damage to

or

(ii)	a reduction in the functionality, availability or operation of a computer system, hardware, program, software, data, information repository, microchip, integrated circuit or similar device in computer equipment or non-computer equipment, whether the property of the policyholder of the reinsured or not, do not in and of themselves constitute an event unless arising out of one or more of the following perils:

fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.
ARTICLE 7
NET RETAINED LINES
A. This Contract applies only to that portion of any Policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any Policy which the Company retains net for its own account shall be included.

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B. The amount of the Reinsurers’ liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurers, whether specific or general, any amounts which may have become due from such Reinsurers, whether such inability arises from the insolvency of such other Reinsurers or otherwise.
C. Inter-company reinsurance among the companies collectively called the “Company” shall be entirely disregarded for all purposes of this Contract.
D. As respects Exhibits B & C, permission is hereby granted the Company to carry underlying reinsurance and layers of catastrophe reinsurance both below and above this layer of coverage and recoveries made thereunder shall be disregarded for all purposes of this Contract and shall inure to the sole benefit of the Company.
E. The Company has in place the following inuring reinsurance, or so deemed, on their direct and assumed books:
1. DIRECT
40% Quota Share of $1,000,000 on New and Renewal business as of July 1, 2006 with a ceded occurrence limit of $4,000,000.
Excess of Loss reinsurance utilized excess $1,000,000 on In Force, New and Renewal business, respectively. The Excess of Loss layers maintain occurrence caps of $3,000,000, $6,000,000 and $5,000,000, respectively.
The Company maintains facultative reinsurance coverage on risks excess of $10,000,000.
2. ASSUMED
The Company’s assumed exposures effective November 1, 2006 for State National and January 1, 2007 for Virginia Surety will be limited to the exposures excess of occurrence limits within the quota share and excess of loss layers respectively.
Within the State National Quota Share the Company will assume, on a New and Renewal basis, the exposures excess the occurrence cap of $10,000,000. The Company will also assume the exposures excess the occurrence limits on the excess of loss layers. The occurrence caps are $3,000,000, $6,000,000 and $5,000,000 respectively.
Within the Virginia Surety Quota Share the Company will assume, on an Inforce basis, the exposures excess the occurrence cap of $10,000,000. The Company will also assume the exposures excess the occurrence limits on the excess of loss layers. The occurrence caps are $3,000,000, $6,000,000 and $5,000,000 respectively.

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F. The Company will provide the Reinsurers hereon prompt notice of any changes made to those reinsurance programs identified in the above paragraphs.
G. It is warranted that any one Loss Occurrence shall include two (2) or more risks in which the Company has an interest.
ARTICLE 8
REPORTS, LOSS AND LOSS SETTLEMENTS
A. The Company shall advise the Reinsurers promptly of all losses which, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto that may materially affect the position of the Reinsurers.
B. The Company shall have the right to settle all claims under its Policies. All loss settlements made by the Company within the terms and conditions of this Contract shall be final and binding. The Reinsurer shall pay or allow, as the case may be, its share of each such settlement in accordance with this Contract all amounts for which it is obligated as soon as possible, but not later than ten (10) business days, of being furnished by the Company with reasonable evidence of the amount due. Reasonable evidence of the amount due shall consist of a certification by the Company, accompanied by proof of loss documentation the Company customarily presents with its claims payment requests, that the amount requested to be paid and submitted by the certification, is, upon information and belief, due and payable to the Company by the Reinsurers under the terms and conditions of this Contract.
C. In addition, the Company shall furnish the Reinsurers a periodic statement showing the unearned premium, the total reserves for outstanding Net Losses including Loss Adjustment Expense, and such other information as may be required by the Reinsurers for completion of their NAIC annual statements.
ARTICLE 9
ERRORS AND OMISSIONS
     Inadvertent delays, errors or omissions made by the Company in connection with this Contract (including the reporting of claims) shall not relieve the Reinsurer from any liability which would have attached had such error or omission not occurred, provided always that such error or omission shall be rectified as soon as possible. This Article shall not apply to a sunset provision, if any in this Contract, nor to a commutation made in connection with this Contract.

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ARTICLE 10
CURRENCY
     Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.
ARTICLE 11
FEDERAL EXCISE TAX AND OTHER TAXES
A. To the extent that any portion of the reinsurance premium for this Contract is subject to the Federal Excise Tax (as imposed under Section 4371 of the Internal Revenue Code) and the Reinsurer is not exempt therefrom, the Reinsurers shall allow for the purpose of paying the Federal Excise Tax, a deduction by the Company of the applicable percentage of the premium payable hereon. In the event of any return of premium becoming due hereunder, the Reinsurers shall deduct the applicable same percentage from the return premium payable hereon and the Company or its agent shall take steps to recover the tax from the United States Government. In the event of any uncertainty, upon the written request of the Company, the Reinsurer will immediately file a certificate signed by a senior corporate officer of the Reinsurer certifying to its entitlement to the exemption from the Federal Excise Tax with respect to one or more transactions.
B. In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian Tax returns or when making tax returns, other than Income or Profits Tax returns, to any State or Territory of the United States of America or to the District of Columbia.
ARTICLE 12
ACCESS TO RECORDS
The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect (and make reasonable copies) through its designated representatives during the term of this Contract and thereafter, all non-privileged books, records and papers of the Company directly related to any reinsurance hereunder, or the subject matter hereof, provided that if the Reinsurer has ceased active market operations, this right of access shall be subject to that Reinsurer being current in all payments owed the Company that are not currently the subject of a formal dispute (such as the initiation of an Arbitration or Mediation). For the purposes of this Article, “non-privileged” refers to books, records and papers that are not subject to the Attorney-client privilege and Attorney-work product doctrine.

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ARTICLE 13
RESERVES
A. If, at any time during the period of this Contract and thereafter the reinsurance provided by a Reinsurer participating in this Contract does not qualify for full statutory accounting credit for reinsurance by regulatory authorities having jurisdiction over the Company (whether by reason of lack of license, accreditation or otherwise) such that a financial penalty to the Company would result on any statutory statement or report the Company is required to make or file with insurance regulatory authorities (or a court of law in the event of insolvency), the Reinsurer shall secure the Reinsurer’s share of Obligations for which such full statutory credit is not granted by those authorities in a manner, form, and amount described in Paragraph B and acceptable to all applicable insurance regulatory authorities in accordance with this Article.
B. The Reinsurer shall secure such obligations, within thirty (30) days after the receipt of the Company’s written request regarding the Reinsurer’s share of obligations under this Contract (but not later than December 31) of each year by either:
1. Clean, irrevocable, and unconditional evergreen letter(s) of credit issued and confirmed, if confirmation is required by the applicable insurance regulatory authorities, by a qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state and acceptable to the Company and to insurance regulatory authorities;
2. A trust account meeting at least the standards of New York’s Insurance Regulation 114 and the Insurance Law of the Company’s domiciliary state; or
3. Cash advances or funds withheld or a combination of both, which will be under the exclusive control of the Company (“Funds Deposit”).
C. The “Obligations” referred to herein means, subject to the preceding paragraphs, the then current (as of the end of each calendar quarter) sum of any:
     1. amount of the ceded unearned premium reserve for which the Reinsurer is responsible to the Company;

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2. amount of Net Losses and Loss Adjustment Expenses and other amounts paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid;
3. amount of ceded reserves for Net Losses and Loss Adjustment Expenses for which the Reinsurer is responsible to the Company;
4. amount of return and refund premiums paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid.
D. The Company, or its successors in interest, may draw, at any time and from time to time, upon the:
1.	Established letter of credit (or subsequent cash deposit);

2.	Established trust account (or subsequent cash deposit); or

3.	Funds Deposit;
without diminution or restriction because of the insolvency of either the Company or the Reinsurer for one or more of the following purposes set forth below.
E.	Draws shall be made only for the following purposes:
1. To make payment to and reimburse the Company for the Reinsurer’s share of Net Loss and Loss Adjustment Expense and other amounts paid by the Company under its Policies and for which the Reinsurer is responsible under this Contract that is due to the Company but unpaid by the Reinsurer including but not limited to the Reinsurer’s share of premium refunds and returns; and
2. To obtain a cash advance of the entire amount of the remaining balance under any letter of credit in the event that the Company:
a. has received notice of non-renewal or expiration of the letter of credit or trust account;
b. has not received assurances satisfactory to the Company of any required increase in the amount of the letter of credit or trust account, or its replacement or other continuation of the letter of credit or trust account at least thirty (30) days before its stated expiration date;
c. has been made aware that others may attempt to attach or otherwise place in jeopardy the security represented by the letter of credit or trust account; or

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d. has concluded that the trustee or issuing (or confirming) bank’s financial condition is such that the value of the security represented by the letter of credit or trust account may be in jeopardy;
and under any of those circumstances where the Reinsurer’s entire Obligations, or part thereof, under this Contract remain un-liquidated and un-discharged at least thirty (30) days prior to the stated expiration date or at the time the Company learns of the possible jeopardy to the security represented by the letter of credit or trust account.
F. If the Company draws on the letter of credit or trust account to obtain a cash advance, the Company will hold the amount of the cash advance so obtained in the name of the Company in any qualified United States financial institution as defined under the Insurance Law of the Company’s domiciliary state in trust solely to secure the Obligations referred to above and for the use and purposes enumerated above and to return any balance thereof to the Reinsurer:
1. Upon the complete and final liquidation and discharge of all of the Reinsurer’s Obligations to the Company under this Contract; or
2. In the event the Reinsurer subsequently provides alternate or replacement security consistent with the terms hereof and acceptable to the Company.
G. The Company will prepare and forward at annual intervals or more frequently as determined by the Company, but not more frequently than quarterly to the Reinsurer a statement for the purposes of this Article, showing the Reinsurer’s share of Obligations as set forth above. If the Reinsurer’s share thereof exceeds the then existing balance of the security provided, the Reinsurer will, within fifteen (15) days of receipt of the Company’s statement, but never later than December 31 of any year, increase the amount of the letter of credit, (or subsequent cash deposit), trust account or Funds Deposit to the required amount of the Reinsurer’s share of Obligations set forth in the Company’s statement, but never later than December 31 of any year. If the Reinsurer’s share thereof is less than the then existing balance of the security provided, the Company will release the excess thereof to the Reinsurer upon the Reinsurer’s written request. The Reinsurer will not attempt to prevent the Company from holding the cash advance or Funds Deposit so long as the Company is acting in accordance with this Article. The Company shall pay interest earned on the deposited amounts to the Reinsurers as the parties shall have agreed.
H. Any assets deposited to a trust account will be valued according to their current fair market value and will consist only of cash (U.S. legal tender), certificates of deposit issued by a qualified United States financial institution as

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defined under the Insurance Law of the Company’s domiciliary state and payable in cash, and investments of the types no less conservative than those specified in Section 1404 (a)(1)(2)(3)(8) and (10) of the New York Insurance Law and which are admitted assets under the Insurance Law of the Company’s domiciliary state. Investments issued by the parent, subsidiary, or affiliate of either the Company or the Reinsurer will not be eligible investments. All assets so deposited will be accompanied by all necessary assignments, endorsements in blank, or transfer of legal title to the trustee in order that the Company may negotiate any such assets without the requirement of consent or signature from the Reinsurer or any other entity.
I. All settlements of account between the Company and the Reinsurer will be made in cash or its equivalent. All income earned and received by the amount held in an established trust account will be added to the principal.
J. The Company’s “successors in interest” will include those by operation of law, including without limitation, any liquidator, rehabilitator, receiver, or conservator.
K. The Reinsurer will take any other reasonable steps that may be required for the Company to take full credit on its statutory financial statements for the reinsurance provided by this Contract.
ARTICLE 14
SERVICE OF SUIT
A. This Article only applies to a Reinsurer domiciled outside of the United States and/or unauthorized in any state, territory or district of the United States having jurisdiction over the Company. Furthermore, this Article will not be read to conflict with or override any obligations of the parties to arbitrate their disputes under this Contract. This Article is intended as an aid to compelling arbitration if called for by this Contract or enforcing any such arbitration or arbitral award, not as an alternative to any Arbitration provision in this Contract that is applicable for resolving disputes arising out of this Contract.
B. In the event of any dispute, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of any obligation to arbitrate disputes arising from this Contract or the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

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C. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided above, will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against any of them upon this Contract, will abide by the final decision of such court or any appellate court in the event of an appeal.
D. Service of process in any such suit against the Reinsurer may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, — or in substitution therefore, the firm identified by the Reinsurer on the Reinsurer’s signature page to this Contract, — (“Firm”) and in any suit instituted, the Reinsurer shall abide by the final decision of such court or of any Appellate Court in the event of an appeal.
E. The Firm is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.
F. Further, as required by and pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 15
ARBITRATION
A. Any and all disputes between the Company and the Reinsurer arising out of, relating to, or concerning this Contract, whether sounding in contract or tort and whether arising during or after termination of this Contract, shall be submitted to the decision of a board of arbitration composed of two (2) arbitrators and an umpire (“Board”) meeting at a site in the city in which the principal headquarters of the Company are located. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.
B. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing,

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which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed. Within thirty (30) days of receipt of claimant’s notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.
C. The members of the Board shall be impartial, disinterested and not currently representing any party participating in the arbitration, and shall be current or former senior officers of insurance or reinsurance concerns, experienced in the line(s) of business that are the subject of this Contract. The Company and the Reinsurer as aforesaid shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. As time is of the essence, if the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant’s written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two (2) arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators shall request ARIAS U.S. (“ARIAS”) to apply its procedures to appoint an umpire for the arbitration with the qualifications set forth above in this Article. If the use of ARIAS procedures fails to name an umpire, either party may apply to a court of competent jurisdiction to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.
D. The claimant and respondent shall each submit initial briefs to the Board outlining the facts, the issues in dispute and the basis, authority, and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit a reply brief to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.
E. The Board shall make a decision and award with regard to the terms expressed in this Contract, the original intentions of the parties to the extent reasonably ascertainable, and the custom and usage of the insurance and reinsurance business that is the subject of this Contract. Notwithstanding any other provision of this Contract, the Board shall have the right and obligation to consider Underwriting and submission-related documents in any dispute between the parties.
F. The Board shall be relieved of all judicial formalities and the decision and award shall be based upon a hearing in which evidence shall be allowed though the formal rules of evidence shall not strictly apply. Cross examination and rebuttal

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shall be allowed. The Board may request a post-hearing brief to be submitted within twenty (20) days of the close of the hearing.
G. The Board shall render its decision and award in writing within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding.
H. The Board may award interest at a rate no greater than the rates indicated within the Article entitled LATE PAYMENTS, calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party, plus applicable Attorneys’ fees and costs.
I. Either party may apply to a court of competent jurisdiction for an order confirming any decision and the award; a judgment of that Court shall thereupon be entered on any decision or award. If such an order is issued, the Attorneys’ fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.
J. Except in the event of a consolidated arbitration, each party shall bear the expense of the one arbitrator appointed by or for it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.
K. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses at the arbitration those of its employees, and those of its affiliates as any other participating party reasonably requests, providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive in the opinion of the Board.
L. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board.
M. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege, discovery and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to

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enforce their decisions. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.
N. Upon request made to the Board not later than ten (10) days after the umpire’s appointment, the Board may order a consolidated hearing as respects common issues between the Company and all affected Reinsurers participating in this Contract if the Board is satisfied in its discretion that the issues in dispute affect more than one Reinsurer and a consolidated hearing would be in the interest of fairness, and a prompt and cost effective resolution of the issues in dispute.
O. If the parties mutually agree to or the Board orders a consolidated hearing, all other affected participating Reinsurers shall join and participate in the arbitration under time frames established by the Board and will be bound by the Board’s decision and award unless excused by the Board in its discretion.
P. Any Reinsurer may decline to actively participate in a consolidated arbitration if in advance of the hearing, that Reinsurer shall file with the Board a written agreement in form satisfactory to the Board to be bound by the decision and award of the Board in the same fashion and to the same degree as if it actively participated in the arbitration.
Q. In the event of an order of consolidation by the Board, the arbitrator appointed by the original Reinsurer shall be subject to being, and may be, replaced within thirty (30) days of the decision to have a consolidated arbitration by an arbitrator named collectively by the Reinsurers or in the absence of agreement, by the Lead Reinsurer, or if there is no Lead Reinsurer involved in the dispute, the Reinsurer with the largest participation in this Contract affected by the dispute. In the event two (2) or more Reinsurers affected by the dispute each have the same largest participation, they shall agree among themselves as to the replacement arbitrator, if any, to be appointed. The umpire shall be the final determiner in the event of any dispute over replacement of that arbitrator. All other aspects of the arbitration shall be conducted as provided for in this Article provided that (1) each party actively participating in the consolidated arbitration will have the right to its own attorney, position, and related claims and defenses; (2) each party will not, in presenting its position, be prevented from presenting its position by the position set forth by any other party; and (3) the cost and expense of the arbitration, exclusive of Attorneys’ fees (which will be borne exclusively by the respective retaining party) but including the expense of any stenographer by each party actively participating in the consolidated arbitration or as the Board shall determine to be fair and appropriate under the circumstances.

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ARTICLE 16
INSOLVENCY
(This Article shall be deemed to read as required to meet the statutory insolvency clause requirements of the Company.)
A. In the event of insolvency or the appointment of a conservator, liquidator, or statutory successor of the Company, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.
B. Payments by the Reinsurer as above set forth shall be made directly to the Company or to its conservator, liquidator, or statutory successor, except where this Contract of reinsurance specifically provides another payee of such reinsurance or except as provided by applicable law and regulation (such as subsection (a) of section 4118 of the New York Insurance laws) in the event of the insolvency of the Company.
C. In the event of the insolvency of the Company, the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim any Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to court approval against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
D. Where two (2) or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.
ARTICLE 17
CONFIDENTIALITY
A. The information, data, statements, representations and other materials provided by the Company or the Reinsurer to the other arising from consideration

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and participation in this Contract whether contained in the reinsurance submission, this Contract, or in materials or discussions arising from or related to this Contract, may contain confidential or proprietary information as expressly indicated by the disclosing party in writing from time to time to the other party of the respective parties (“Confidential Information”). This Confidential Information is intended for the sole use of the parties to this Contract (and their affiliates involved in management or operation of assumed reinsurance business, retrocessionaires, prospective retrocessionaires, intermediaries involved in such placements, respective auditors and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/or executing their respective responsibilities under or related to this Contract. Disclosing or using Confidential Information relating to this Contract, without the prior written consent of the Disclosing Party, for any purpose beyond (i) the scope of this Contract, (ii) the reasonable extent necessary to perform rights and responsibilities expressly provided for under this Contract, (iii) the reasonable extent necessary to administer, report to and effect recoveries from retrocessional Reinsurers, (iv) the reporting to regulatory or other governmental authorities as may be legally required or (v) persons with a need to know the information, (all of the preceding persons or entities who are legally obligated by either written agreement or otherwise to maintain the confidentiality of the Confidential Information) is expressly forbidden. Copying, duplicating, disclosing, or using Confidential Information for any purpose beyond this expressed purpose is forbidden without the prior written consent of the Disclosing Party.
B. Should a party (“Receiving Party”) receive a third party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information that has been provided by another party to this Contract (“Disclosing Party”), the Receiving Party shall provide the Disclosing Party with written notice of any subpoena, summons, or court or governmental order, at least ten (10) days prior to such release or disclosure. Unless the Disclosing Party has given its prior permission to release or disclose the Confidential Information, the Receiving Party shall not comply with the subpoena prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, the Receiving Party may disclose only that portion of the Confidential Information that it is legally obligated to disclose. However, notwithstanding anything to the contrary in this Contract, in no event, to the extent permitted by law, shall this Article require the Receiving Party not to comply with the subpoena, summons, or court or governmental order.
C. This Article shall not apply after July 1, 2013.
ARTICLE 18
LATE PAYMENTS
A. Payments from the Reinsurer to the Company shall have as a due date the date on which the proof of loss or demand for payment is received by the

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Reinsurer. Payment not received within sixty (60) days of the due date shall be deemed overdue. Payments due from the Reinsurer to the Company will not be considered overdue if the Reinsurer requests, in writing, that such payment be made by drawing on a letter of credit or other similar method of funding that has been established for this Contract, provided that there is an adequate balance in place, and further provided that such advice to draw is received by the Company within the sixty (60) day deadline set forth above. Payments from the Company to the Reinsurer will have a due date as the date specified in this Contract and will be overdue sixty (60) days thereafter. Premium adjustments will be overdue sixty (60) days from the Contract due date or one hundred twenty (120) days after the expiration or renewal date, whichever is greater.
B. The Company will provide the Reinsurer with a reasonable proof of loss and a copy of the claim adjuster’s report(s) or any other reasonable evidence of indemnification. If subsequent to receipt of this evidence, the information contained therein is unreasonably insufficient or not in substantial accordance with the contractual conditions of this Contract, then the payment due date as specified above will be deemed to be the date upon which the Reinsurer received the additional information necessary to approve payment of the claim and the claim is presented in a reasonably acceptable manner. This paragraph is only for the purpose of establishing when a claim payment is overdue, and will not alter the provisions of the Article entitled REPORTS, LOSS AND LOSS SETTLEMENTS or other pertinent contractual stipulations of this Contract.
C. If payment is made of overdue amounts within thirty (30) days of the due date, overdue amounts will bear simple interest from the overdue date at a rate determined by the annualized one (1) month London Interbank Offered Rate for the first business day of the calendar month in which the amount becomes overdue, as published in The Wall Street Journal, plus one hundred fifty (150) basis points to be calculated weekly. If payment is made of overdue amounts more than thirty (30) days after the due date, overdue amounts will bear simple interest from the overdue date at a rate determined by the annualized one (1) month London Interbank Offered Rate for the first business day of the calendar month in which the amount becomes overdue, as published in The Wall Street Journal, plus three hundred (300) basis points to be calculated on a weekly basis, but in no event less than eight percent (8%) simple interest. If the sum of the compensating additional amount computed in respect of any overdue payment is less than one quarter of one percent (0.25%) of the amount overdue, or one thousand dollars ($1,000), whichever is greater, and/or the overdue period is one (1) week or less, then the interest amount shall be waived. The basis point standards referred to above shall be doubled if the late payment is due from a Reinsurer who is no longer an active reinsurance market.

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ARTICLE 19
OFFSET
     The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise and immediately inform the Intermediary accordingly. In the event of the insolvency of any party, offset shall be as permitted by applicable law.
ARTICLE 20
SPECIAL TERMINATION
A. The Company may terminate this Contract upon the happening of any one of the following circumstances at any time by the giving of fifteen (15) days prior written notice to the Reinsurer:
1. The Reinsurer ceases active underwriting operations or a State Insurance Department or other legal authority orders the Reinsurer to cease writing business in all jurisdictions. Or
2. The Reinsurer has filed a plan to enter into a Scheme of Arrangement or similar procedure. “Scheme of Arrangement” is defined as a legislative or regulatory process that provides a solvent Reinsurer the opportunity to settle its obligations with the Company either (i) without the Company’s unrestrained consent or (ii) prior to the Company having the ability to determine, with exact certainty, the actual amount of the obligations still outstanding and ultimately due to the Company. Or
3. The Reinsurer has: a) become insolvent, b) been placed under supervision (voluntarily or involuntarily), c) been placed into liquidation or receivership, or d) had instituted against it proceedings for the appointment of a supervisor, receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations. Or
4. A reduction in the Reinsurer’s surplus, or financial strength rating occurs:

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a. As respects Reinsurers domiciled in the United States of America, (i) the Reinsurer’s policyholders’ surplus (“PHS”) has been reduced by, whichever is greater, twenty-five percent (25%) of the amount of PHS at the inception of this Contract or twenty-five percent (25%) of the amount of PHS stated in its last filed quarterly or annual statutory statement with its state of domicile; or (ii) the Reinsurer’s AM Best’s insurer financial strength rating becomes less than “A-”.
b. As respects Reinsurers domiciled outside the United States of America, other than Lloyd’s Syndicates (i) the Reinsurer’s Capital & Surplus (“C&S”) has been reduced by, whichever is greater, twenty-five percent (25%) of the published currency amount of C&S at the inception of this Contract or twenty-five percent (25%) of the published currency amount of C&S stated in its last filed financial statement with its local regulatory authority; or (ii) as respects Lloyd’s Syndicates, the Syndicate’s total stamp capacity has been reduced by more than twenty-five percent (25%) of the amount of total stamp capacity which stood at the inception of this Contract. (This provision does not apply to any Lloyd’s Syndicate that voluntarily reduces its total stamp capacity.) or (iii) the Reinsurer’s AM Best’s insurer financial strength rating becomes less than “A-” or the Reinsurer’s Standard & Poor’s Insurance Rating becomes less than “BBB”. Or
5. The Reinsurer has entered into a definitive agreement to (a) become merged with, acquired or controlled by any company, corporation or individual(s) not controlling or affiliated with the party’s operations previously; or (b) directly or indirectly assign all or essentially all of its entire liability for Obligations under this Contract to another party, other than with affiliated companies with substantially the same or greater net worth, without the Company’s prior written consent. Or
6. There is either (a) a severance or obstruction of free and unfettered communication and/or normal commercial or financial intercourse between the United States of America and the country in which the Reinsurer is incorporated or has its principal office as a result of war, currency regulations or any circumstances arising out of political, financial or economic uncertainty.
B. In the event that notice of termination is given by reason of an event described in A4 above (the “Termination Notice”) and prior to the effective date of the termination (the “Termination Date”), the Chief Financial Officer of the Reinsurer represents and certifies in writing to the Company that (i) the deterioration of the Reinsurer’s financial condition is the direct and sole result of a recent major property catastrophe(s) or the result of an Act(s) of Terrorism (either the “Event”) and (ii) that it is actively seeking and has a high probability of

25.

successfully obtaining additional capital to substantially replace the capital loss because of the Event (the “Extension Notice”), the Termination Date shall be extended an additional thirty (30) days from the Termination Date (the “Extended Termination Date”). If prior to the Extended Termination Date, the chief financial officer of the Reinsurer represents and certifies in writing to the Company that (a) it has raised sufficient capital so as to return its PHS or C&S to within five percent (5%) of the Reinsurer’s PHS or C&S last filed with its domiciliary regulatory authorities prior to the Event, (b) obtained reinstatement of its rating agency grade(s) to the level as existed immediately prior to the Event, and (c) as respects Reinsurers domiciled in the United States of America, raised its adjusted capital to at least two hundred fifty percent (250%) of its authorized control level risk-based capital, the Termination Notice shall be null and void. Otherwise, this Contract shall terminate on the Extended Termination Date in the manner described in the Termination Notice.
C. In the event the Company elects to terminate, the Company shall, with the notice of termination, specify that termination will be on a cut-off basis, in which event the Company shall relieve the Reinsurer for losses occurring subsequent to the specified termination date, and that Reinsurer shall not receive deposit premium installments beyond the date at which termination of the Reinsurer is effected. The Reinsurer shall within fifteen (15) days of the termination date return a pro-rata portion of any ceded deposit premium paid hereunder, calculated as of the termination date, and cash in that amount (less any applicable ceding commission allowed thereon) and the minimum premium provisions, if any, shall be waived. (The fraction of the deposit premium shall equal the number of days from the termination date until the next deposit becomes due divided by the number of days in the original period covered by the deposit premium.) Upon final determination of the annual premium for the Contract, the Reinsurer shall be credited with a portion of premium for this Contract, in the amount equal to the fraction of the number of days the terminated Reinsurer participated in the Contract period divided by the number of days in the Contract period multiplied by the reinsurance premium for the Contract period.
ARTICLE 21
TERRORISM RECOVERY
A. As respects the Insured Losses of the Company for each Program Year, to the extent the Company’s total reinsurance recoverables for Insured Losses, whether collected or not, when combined with the financial assistance available to the Company under the Act exceeds the aggregate amount of Insured Losses paid by the Company, less any other recoveries or reimbursements, (the “Excess Recovery”), a share of the Excess Recovery shall be allocated to the Company and the Reinsurer. The Company’s share of the Excess Recovery shall be deemed to be an amount equal to the proportion that the Company’s Insured Losses bear to the Insurer’s total Insured Losses for each Program Year. The Reinsurer’s share of the Excess Recovery shall be deemed to be an amount equal to the proportion that the Reinsurer’s payment of Insured Losses under this Contract bears to the

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Company’s total collected reinsurance recoverables for Insured Losses. The Company shall provide the Reinsurer with all necessary data respecting the transactions covered under this Article.
B. The method set forth herein for determining an Excess Recovery is intended to be consistent with the United States Treasury Department’s construction and application of Section 103 (g)(2) of the Act. To the extent it is inconsistent, it shall be amended to conform with such construction and application, nevertheless the Company shall be the sole judge as to the allocation of TRIA Recoveries to this or to other reinsurance Contracts.
C. “Act” as used herein shall mean the Terrorism Risk Insurance Act of 2002 and any subsequent amendment thereof or any regulations promulgated thereunder. “Company” shall have the same meaning as “Insurer” under the Act and “Insured Losses”, and “Program Year” shall follow the definitions as provided in the Act.
ARTICLE 22
VARIOUS OTHER TERMS
A. This Contract shall be binding upon and inure to the benefit of the Company and Reinsurer and their respective successors and assigns provided, however, that this Contract may not be assigned by either party without the prior written consent of the other which consent may be withheld by either party in its sole unfettered discretion. This provision shall not be construed to preclude the assignment by the Company of reinsurance recoverables to another party for collection.
B. The territorial limits of this Contract shall be identical with those of the Company’s Policies.
C. This Contract shall constitute the entire agreement between the parties with respect to the Business Covered hereunder. There are no understandings between the parties other than as expressed in this Contract. Any change or modification of this Contract shall be null and void unless made by amendment to the Contract and signed by both parties.
D. Except as may be provided in the Article entitled ARBITRATION, this Contract shall be governed by and construed according to the laws of the state of the location of the Company’s principal headquarters’ offices, exclusive of that state’s rules with respect to conflicts of law.
E. The headings preceding the text of the Articles and paragraphs of this Contract are intended and inserted solely for the convenience of reference and shall not affect the meaning, interpretation, construction or effect of this Contract.

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F. This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract.
G. If any provision of this Contract should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Contract.
H. The failure of the Company or Reinsurer to insist on strict compliance with this Contract or to exercise any right or remedy shall not constitute a waiver of any rights contained in this Contract nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising any remedy.
I. Each party shall be excused for any reasonable failure or delay in performing any of its respective obligations under this Contract, if such failure or delay is caused by Force Majeure. “Force Majeure” shall mean any act of God, strike, lockout, act of public enemy, any accident, explosion, fire, storm, earthquake, flood, drought, peril of sea, riot, embargo, war or foreign, federal, state or municipal order or directive issued by a court or other authorized official, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event; provided, however, that no such Force Majeure circumstance or event shall excuse any failure or delay beyond a period exceeding ten (10) days from the date such performance would have been due but for such circumstance or event.
J. This Contract should be construed as a separate Contract between each ceding company, part of the Company, and each participating Reinsurer, provided that the retention and limit of the Contract shall be calculated as if all involved ceding companies were one and recovery due hereunder shall be due each ceding company in direct proportion to its portion of the total loss.
K. All Articles of this Contract shall survive the termination of this Contract until all obligations between the parties have been finally settled.
L. This Contract may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
M. Whenever the word “Company” is used in this Contract, such term shall mean each and all affiliated companies which are or may hereafter be under common control provided notice be given to the Reinsurers of any newly affiliated companies which may hereafter come under common control as soon as practicable, with full particulars as to how such affiliation is likely to affect this

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Contract. In the event that either Party maintains that such affiliation calls for altering the terms of this Contract and an agreement for alteration not being arrived at, then the Business Covered of such newly affiliated company is covered at existing terms for a period not to exceed (45) forty-five days after notice by either Party that it does not wish to cover the business of the newly affiliated company at the existing terms.
N. The term “Reinsurer” shall refer to each Reinsurer participating severally and not jointly in this Contract and participation of each Reinsurer in this Contract shall be deemed a separate Contract between the Company and that Reinsurer. In the event of any failure or default by any Reinsurer to perform any of its obligations hereunder, no other Reinsurer shall have any obligation with respect to such failure or default.
O. For purposes of sending and receiving notices and payments required by this Contract other than in respect of the Articles entitled SERVICE OF SUIT and RESERVES herein, the reinsured company that is set forth first in the definition of “Company” is deemed the agent of all other reinsured companies referenced herein. In no event, however, shall any reinsured company be deemed the agent of another with respect to the terms of the Article entitled INSOLVENCY.
P. Whenever the content of this Contract requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural. This Contract shall be construed without regard to any presumption or other rule requiring against the party causing this Contract to be drafted.
Q. The Company shall furnish the Reinsurer, in accordance with regulatory requirements, periodic reporting of premiums and losses that relate to the Business Covered in this Contract as may be needed for Reinsurers’ completion of financial statements to regulatory authorities.
ARTICLE 23
INTERMEDIARY
A. Towers Perrin Forster & Crosby, Inc. (“Towers Perrin”) is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Towers Perrin, One Stamford Plaza, 263 Tresser Boulevard, Stamford, Connecticut, 06901-3226. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

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B. Whenever notice is required within this Contract, such notice may be given by certified mail, registered mail, or overnight express mail. Notice shall be deemed to be given on the date received by the receiving party.

INSOLVENCY FUNDS EXCLUSION
This Contract excludes all liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed; which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

1.
NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE-REINSURANCE
(BRMA 35B)
1. This reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.
2. Without in any way restricting the operation of paragraph (1) of this Clause, this reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:
I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.
3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate:
(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January 1960, this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.
4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

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5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.
6. The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.
7. Reassured to be sole judge of what constitutes:
(a)	substantial quantities, and

(b)	the extent of installation, plant or site.
Notes: Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that:
(a)	All policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	With respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

1.
POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE
A.	It is agreed that the following is excluded hereunder:
(1)	All business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.

(2)	(Any Pool or Scheme, (whether voluntary or mandatory) formed after 1st March, 1968 for the purpose of insuring property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.

(3)	Business written by the Reassured for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in any Pool, Association or Syndicate formed for the purpose of writing oil, gas or petro-chemical plants and/or oil or gas drilling rigs.
     Nevertheless, this exclusion does not apply:
(a)	where the Total Insured Value over all interests of the risk in question is less than $250,000,000.

(b)	to interests traditionally underwritten as Inland Marine or Stock and/or Contents written on a Blanket Basis.

(c)	to Contingent Business Interruption, except when the Reassured is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above, other than as provided for under (a), above.

(d)	Risks as follows:

Offices, hotels, apartments, hospitals, educational establishments, public utilities (other than railroad schedules) and builder’s risks on the classes of risks specified in this subsection (d) only.
B.	Where this Clause attaches to Catastrophe Excess of Loss Reinsurance Agreements, the following SECTIONS are added:
(1)	Nevertheless the Reinsurers specifically agree that liability accruing to the Reassured from its participation in Residual Market Mechanisms including but not limited to:
(a)	“Coastal Pools”

(b)	All “Fair Plan” and “Rural Risk Plan” Business, and

(c)	California Earthquake Authority (“CEA”), and Citizens Property Insurance Corporation (Florida)

2.
for all perils otherwise protected hereunder shall not be excluded, except that this reinsurance does not include any increase in such liability resulting from:
(i)	The inability of any other participant in such Residual Market Mechanisms to meet its liability.

(ii)	Any claim against such Residual Market Mechanisms or any participant therein, including the Reassured, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund (as defined in the Insolvency Funds Exclusion Clause incorporated in this Contract).
(2)	Notwithstanding Paragraph B. above, in respect of the CEA, where an assessment is made against the Reassured by the CEA, the Reassured may include in its Ultimate Net Loss only that assessment directly attributable to each separate loss occurrence covered hereunder. The Reassured’s initial capital contribution to the CEA shall not be included in the Ultimate Net Loss.

(3)	Notwithstanding Paragraph B. above, in respect of the Citizens Property Insurance Corporation, where an assessment is made against the Reassured by the Citizens Property Insurance Corporation, the maximum loss that the Reassured may include in the Ultimate Net Loss in respect of any loss occurrence hereunder shall not exceed the lesser of:
(a)	The Reassured’s assessment from the Citizens Property Insurance Corporation for the accounting year in which the loss occurrence commenced, or

(b)	The product of the following:
i)	The Reassured’s percentage participation in the relevant entity for the accounting year in which the loss occurrence commenced; and

ii)	The relevant entity’s total losses in such loss occurrence.
Any assessments for accounting years subsequent to that in which the loss occurrence commenced may not be included in the Reassured’s Ultimate Net Loss hereunder.
Moreover, notwithstanding Paragraph B. above, in respect of the Citizens Property Insurance Corporation, Ultimate Net Loss hereunder shall not include any monies expended to purchase or retire bonds as a consequence of being a member of the Citizens Property Insurance Corporation, any assessment or any percentage assessment levied by the Citizens Property Insurance Corporation to meet the obligations of an insolvent insurer member or other party, or to meet any obligations arising from the deferment by the Citizens Property Insurance Corporation of the collection of monies.

3.
NOTES: Wherever used herein the terms:
“Reassured” shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.
“Agreement” shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.
“Coastal Pools” means liability accruing to the Reassured from its participation in state Residual Market Mechanisms formed to protect property located in those states of the United States of America which border the Gulf of Mexico, Hawaii, Florida, Georgia, South Carolina and North Carolina.
“Pool”, “Syndicate” or “Association” refers to a mandatory or voluntary collection of unaffiliated insurers, reinsurers or both, who are associated together and using a common underwriting manager, whether as an employee or as a third party contractor, for the purposes of accepting risk and providing insurance or reinsurance either severally or jointly.
“Reinsurers” shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the Reinsurer or Reinsurers.
“Ultimate Net Loss” shall be understood to mean “Loss”, “Net Loss” or whatever other term is used to designate the amount of loss to which this reinsurance coverage and the limit and retention of the attached reinsurance document apply.

TERRORISM EXCLUSION
NMA2930c
Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, it is agreed that this reinsurance agreement excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.
An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:
(i) involves violence against one or more persons; or
(ii) involves damage to property; or
(iii) endangers life other than that of the person committing the action; or
(iv) creates a risk to health or safety of the public or a section of the public; or
(v) is designed to interfere with or to disrupt an electronic system.
This reinsurance agreement also excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.
Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this reinsurance agreement, in respect only of personal lines this reinsurance agreement will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, radioactive, or nuclear pollution or contamination or explosion.

FUNGI COVERAGE LIMITATION — NMA 2955
This reinsurance agreement excludes absolutely any loss, damage, cost, expense, or liability arising from Fungi unless directly caused by or arising from one of the following listed perils:
Earthquake, Seaquake, Seismic and/or Volcanic Disturbance/Eruption, Hurricane, Rainstorm, Windstorm, Tornado, Cyclone, Typhoon, Tsunami, Flood, Hail, Freeze, Ice Storm, Weight of Snow or Ice, Avalanche, Meteor/Asteroid Impact, Landslip, Landslide, Mudslide, Bush Fire, Forest Fire, Lightning, Explosion, Fire, Aircraft and Vehicle Impact, Riots, Strikes and Civil Commotion.
Such losses arising from Fungi may only be included in the Reassured’s Net Loss if they manifest themselves, and are reported to the Reinsured, within 12 months of the start of the event identified in relation to that Ultimate Net Loss.
Losses arising from Fungi shall not in and of themselves constitute an event for the purposes of recovery hereunder.
If this reinsurance agreement includes cover for Extra Contractual Obligations or Excess of Policy Limit payments, then such losses which arise out of claims where Fungi are present or alleged to be present may be included in the Ultimate Net Loss but only up to a maximum of 25% of the Ultimate Net Loss.
For the purposes of this reinsurance agreement, Fungi shall be taken to include any type or form of fungus, mold or mildew and any mycotoxins, spores, scents or by products produced or released by fungi.

POLLUTION EXCLUSION CLAUSE
This Contract excludes Loss and/or Damage and/or Costs and/or Expenses arising from Seepage and/or Pollution and/or Contamination, other than Contamination from Smoke Damage. Nevertheless, this exclusion does not preclude payment of the cost of the removal of debris of property damaged by a loss otherwise covered hereunder, but subject always to a limit of not more than $5,000 plus 25% of the Company’s Property loss under the original Policy.

EXHIBIT A
EXHIBIT “A” PAGE 1.
TOWER INSURANCE COMPANY OF NEW YORK
TOWER NATIONAL INSURANCE COMPANY
PRESERVER INSURANCE COMPANY
MOUNTAIN VALLEY INDEMNITY COMPANY
NORTH EAST INSURANCE COMPANY
FIRST PROPERTY CATASTROPHE EXCESS OF LOSS
ARTICLE 3
REINSURANCE COVERAGE
Part One — LIMIT OF COVERAGE
     The Reinsurers shall be liable to, indemnify and reinsure the Company for each and every Loss Occurrence, for 100% of the excess Net Loss above an initial Net Loss to the Company of $50,000,000 each and every Loss Occurrence; but the Reinsurers shall not be liable for more than $50,000,000 of Net Loss for each and every such Loss Occurrence.
ARTICLE 5
REINSURANCE PREMIUM
Part One — BASIC ANNUAL PREMIUM
A. The Company shall pay the Reinsurers a deposit premium of $4,625,000 in four (4) equal installments of $1,156,250 on July 1 and October 1, 2007, and January 1, and April 1, 2008.
B. As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurers 1.4160% of its Direct Written Premium Income for the Contract period.
C. As promptly as possible after the end of the Contract period, but not later than ninety (90) days after the end of such Contract period, the Company shall provide a report to the Reinsurers setting forth the premium due hereunder, computed in accordance with Paragraph B, and if the premium so computed is greater than the previously paid deposit premium, the additional premium shall hereupon be paid to the Reinsurers. However, if the premium so calculated is less

EXHIBIT “A” PAGE 2.
than the $4,625,000 deposit premium, the return premiums shall hereupon be returned to the Company, subject to a minimum premium of $3,700 000.
D. “Direct Written Premium Income” as used in this Contract shall mean the gross written premium of the Company for the Business Covered hereunder, plus additions, less return premium for cancellations and reductions, and less premium for reinsurance that inures to the benefit of this Contract.
Part Two — REINSTATEMENT PREMIUM
A. Each claim hereunder shall reduce the amount of the Reinsurers’ limit of liability from the time of the occurrence of the loss by the sum paid, but the sum so exhausted shall be reinstated immediately from the time of the occurrence of the loss.
B. For each amount so reinstated, the Company shall pay an additional premium calculated by multiplying 100% of the reinsurance premium earned by the Reinsurer hereon by the percentage that the amount reinstated bears to the limit (i.e., $50,000,000) of this Contract. Nevertheless, the liability of the Reinsurers shall never be more than $50,000,000 in respect of any one Loss Occurrence, nor more than $100,000,000 in all in respect of all losses occurring during the Contract period.
C. A provisional statement of reinstatement premium due the Reinsurers shall be prepared by the Company and submitted to the Reinsurers as soon as practicable after payment of a claim hereunder. The provisional reinstatement premium shall be based on 100% of the estimated reinsurance premium earned by the Reinsurer hereunder. The amount of reinstatement premium due Reinsurers shall be offset against the loss payment due the Company with only the net amount due to be remitted by the debtor party.
D. As promptly as possible after the reinsurance premium earned by the Reinsurer hereunder for the just completed coverage period has been finally determined, the Company shall prepare and submit to the Reinsurers a final statement of reinstatement premium due. Any reinstatement premium shown to be due the Reinsurers (less prior payments, if any) shall be remitted by the Company with its statement. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurers as promptly as possible after receipt of the Company’s final statement.

EXHIBIT “B” PAGE 1.
EXHIBIT B
TOWER INSURANCE COMPANY OF NEW YORK
TOWER NATIONAL INSURANCE COMPANY
PRESERVER INSURANCE COMPANY
MOUNTAIN VALLEY INDEMNITY COMPANY
NORTH EAST INSURANCE COMPANY
SECOND PROPERTY CATASTROPHE EXCESS OF LOSS
ARTICLE 3
REINSURANCE COVERAGE
Part One — LIMIT OF COVERAGE
     The Reinsurers shall be liable to, indemnify and reinsure the Company for each and every Loss Occurrence, for 100% of the excess Net Loss above an initial Net Loss to the Company of $100,000,000 each and every Loss Occurrence; but the Reinsurers shall not be liable for more than $150,000,000 of Net Loss for each and every such Loss Occurrence.
ARTICLE 5
REINSURANCE PREMIUM
Part One — BASIC ANNUAL PREMIUM
A. The Company shall pay the Reinsurers a deposit premium of $9,750,000 in four (4) equal installments of $2,437,500 on July 1 and October 1, 2007, and January 1, and April 1, 2008.
B. As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurers 2.9851% of its Direct Written Premium Income for the Contract period.
C. As promptly as possible after the end of the Contract period, but not later than ninety (90) days after the end of such Contract period, the Company shall provide a report to the Reinsurers setting forth the premium due hereunder, computed in accordance with Paragraph B, and if the premium so computed is greater than the previously paid deposit premium, the additional premium shall hereupon be paid to the Reinsurers. However, if the premium so calculated is less than the $9,750,000 deposit premium, the return premiums shall hereupon be returned to the Company, subject to a minimum premium of $7,800,000.

EXHIBIT “B” PAGE 2.
D. “Direct Written Premium Income” as used in this Contract shall mean the gross written premium of the Company for the Business Covered hereunder, plus additions, less return premium for cancellations and reductions, and less premium for reinsurance that inures to the benefit of this Contract.
Part Two — REINSTATEMENT PREMIUM
A. Each claim hereunder shall reduce the amount of the Reinsurers’ limit of liability from the time of the occurrence of the loss by the sum paid, but the sum so exhausted shall be reinstated immediately from the time of the occurrence of the loss.
B. For each amount so reinstated, the Company shall pay an additional premium calculated by multiplying 100% of the reinsurance premium earned by the Reinsurer hereon by the percentage that the amount reinstated bears to the limit (i.e., $150,000,000) of this Contract. Nevertheless, the liability of the Reinsurers shall never be more than $150,000,000 in respect of any one Loss Occurrence, nor more than $300,000,000 in all in respect of all losses occurring during the Contract period.
C. A provisional statement of reinstatement premium due the Reinsurers shall be prepared by the Company and submitted to the Reinsurers as soon as practicable after payment of a claim hereunder. The provisional reinstatement premium shall be based on 100% of the estimated reinsurance premium earned by the Reinsurer hereunder. The amount of reinstatement premium due Reinsurers shall be offset against the loss payment due the Company with only the net amount due to be remitted by the debtor party.
D. As promptly as possible after the reinsurance premium earned by the Reinsurer hereunder for the just completed coverage period has been finally determined, the Company shall prepare and submit to the Reinsurers a final statement of reinstatement premium due. Any reinstatement premium shown to be due the Reinsurers (less prior payments, if any) shall be remitted by the Company with its statement. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurers as promptly as possible after receipt of the Company’s final statement.

EXHIBIT “C” PAGE 1.
EXHIBIT C
TOWER INSURANCE COMPANY OF NEW YORK
TOWER NATIONAL INSURANCE COMPANY
PRESERVER INSURANCE COMPANY
MOUNTAIN VALLEY INDEMNITY COMPANY
NORTH EAST INSURANCE COMPANY
THIRD PROPERTY CATASTROPHE EXCESS OF LOSS
ARTICLE 3
REINSURANCE COVERAGE
Part One — LIMIT OF COVERAGE
     The Reinsurers shall be liable to, indemnify and reinsure the Company for each and every Loss Occurrence, for 100% of the excess Net Loss above an initial Net Loss to the Company of $250,000,000 each and every Loss Occurrence; but the Reinsurers shall not be liable for more than $200,000,000 of Net Loss for each and every such Loss Occurrence.
ARTICLE 5
REINSURANCE PREMIUM
Part One — BASIC ANNUAL PREMIUM
A. The Company shall pay the Reinsurers a deposit premium of $9,500,000 in four (4) equal installments of $2,375,000 on July 1 and October 1, 2007, and January 1, and April 1, 2008.
B. As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurers 2.9086% of its Direct Written Premium Income for the Contract period.
C. As promptly as possible after the end of the Contract period, but not later than ninety (90) days after the end of such Contract period, the Company shall provide a report to the Reinsurers setting forth the premium due hereunder, computed in accordance with Paragraph B, and if the premium so computed is greater than the previously paid deposit premium, the additional premium shall hereupon be paid to the Reinsurers. However, if the premium so calculated is less than the $9,500,000 deposit premium, the return premiums shall hereupon be returned to the Company, subject to a minimum premium of $7,600,000.

EXHIBIT “C” PAGE 2.
D. “Direct Written Premium Income” as used in this Contract shall mean the gross written premium of the Company for the Business Covered hereunder, plus additions, less return premium for cancellations and reductions, and less premium for reinsurance that inures to the benefit of this Contract.
Part Two — REINSTATEMENT PREMIUM
A. Each claim hereunder shall reduce the amount of the Reinsurers’ limit of liability from the time of the occurrence of the loss by the sum paid, but the sum so exhausted shall be reinstated immediately from the time of the occurrence of the loss.
B. For each amount so reinstated, the Company shall pay an additional premium calculated by multiplying 100% of the reinsurance premium earned by the Reinsurer hereon by the percentage that the amount reinstated bears to the limit (i.e., $200,000,000) of this Contract. Nevertheless, the liability of the Reinsurers shall never be more than $200,000,000 in respect of any one Loss Occurrence, or more than $400,000,000 in all in respect of all losses occurring during the Contract period.
C. A provisional statement of reinstatement premium due the Reinsurers shall be prepared by the Company and submitted to the Reinsurers as soon as practicable after payment of a claim hereunder. The provisional reinstatement premium shall be based on 100% of the estimated reinsurance premium earned by the Reinsurer hereunder. The amount of reinstatement premium due Reinsurers shall be offset against the loss payment due the Company with only the net amount due to be remitted by the debtor party.
D. As promptly as possible after the reinsurance premium earned by the Reinsurer hereunder for the just completed coverage period has been finally determined, the Company shall prepare and submit to the Reinsurers a final statement of reinstatement premium due. Any reinstatement premium shown to be due the Reinsurers (less prior payments, if any) shall be remitted by the Company with its statement. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurers as promptly as possible after receipt of the Company’s final statement.

Contract No. E25016/E25017/E25018.07
and signed in New York, New York, this 24th day of July, 2007.

TOWER INSURANCE COMPANY OF NEW YORK
TOWER NATIONAL INSURANCE COMPANY
PRESERVER INSURANCE COMPANY
MOUNTAIN VALLEY INDEMNITY COMPANY
NORTH EAST INSURANCE COMPANY

BY	/s/ Marina Contiero

TITLE	Vice President
PROPERTY CATASTROPHE EXCESS OF LOSS
REINSURANCE CONTRACT
(EFFECTIVE JULY 1, 2007)